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                                                                 EXHIBIT 10.88


                                 MANAGEMENT AGREEMENT


      THIS MANAGEMENT AGREEMENT (the "Agreement"), effective as of the 30 day of December, 1998, is entered into by and between SANTA FE GAMING
CORPORATION, a Nevada corporation ("SGC"), and PIONEER HOTEL, INC., a Nevada corporation ("PHI").

      WHEREAS, PHI owns and operates a casino-hotel resort situated in Laughlin, Nevada; and

      WHEREAS, PHI may, from time to time, engage in certain other business operations which are related to, or an adjunct to, its casino-hotel operations; and

      WHEREAS, SGC and its management are experienced in corporate administration and in developing, directing, managing, and supervising casino-hotel resort operations, including services ancillary thereto; and

      WHEREAS, PHI desires to engage SGC to render management services to PHI, as more fully described hereinbelow; and

      WHEREAS, SGC desires to render management services to PHI for the consideration described hereinbelow; and

      WHEREAS, PHI will utilize in its operations certain valuable and unique trademarks, service marks, trade names, and logos which are the exclusive property of SGC, for which it desires to compensate SGC as described hereinbelow;

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and intending to be legally bound hereby, SGC and PHI agree as follows:

1.    MANAGEMENT SERVICES TO BE FURNISHED.


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      1.1    PHI hereby engages SGC to render the following management services
(referred to collectively hereinafter as the "Management Services"):

             a. Executive services, including review and evaluation of PHI's results of operations and development of appropriate strategies, programs, and long-range plans designed to improve such results;

             b. Financial services, including financial planning; development of policies for preparation and supervision of budgets, review and evaluation of budget preparation, and budget supervision; development of standards and procedures for internal audits, and supervision and review and evaluation of internal studies; development of policies, standards, and procedures for accounting, and supervision and review and evaluation of all accounting work; retention and evaluation of independent auditors; investment of case, securities, and other funds not presently utilized in operations; development and implementation of capital financing plans, including retention of investment bankers, evaluation and implementation of proposals to raise capital through public or private offerings of securities and through banks or other institutional lenders and development and implementation of proposals to refinance, redeem, or otherwise reconstitute existing indebtedness;

             c. Data processing services, including development of policies, standards, and procedures governing data processing operations, creation, and acquisition of software programs, supervision of all software and hardware acquisitions, and review and evaluation of all data processing systems and operations;

             d. Legal services, including rendering legal advice, retention, and evaluation of outside legal counsel, consultation and assistance with respect to all legal and regulatory matters, and supervision and evaluation of all legal matters;


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             e.      Marketing services, including development and
supervision of marketing, advertising, and public relations programs;

             f. Tax planning and compliance services, including federal and state tax return preparation and review, and tax planning and consultation as required;

             g. Site selection services, including evaluation and consultation on the selection of prospective sites for new projects and negotiations of real property acquisitions; and

             h. Administrative services, including supervision of personnel matters, development and implementation of appropriate employee benefit plans; evaluation and acquisition, on behalf of PHI, of insurance policies and establishment of standards and policies related to all insurance and insurance-related matters; development of standards and policies related to safety programs and supervision of such programs; and such other administrative services as may be agreed to by the parties.

      1.2 Any Management Services to be performed for PHI hereunder may be performed, at SGC's sole discretion, by any subsidiary of SGC.

      1.3 The services to be performed pursuant to this Agreement may be modified, increased, or decreased by an amendment to this Agreement, executed in accordance with Section 5.1 hereof.

      1.4 Except to the extent that reimbursement to SGC shall be required pursuant to Section 3.2 hereof, SGC shall bear the cost of acquisition and maintenance of such capital equipment as may be necessary to perform the Management Services. SGC shall also bear the expense of all salaries, bonuses, and other compensation to be paid to such personnel as may be engaged to render the Management Services. All such persons shall be deemed to be officers, employees, agents, or contractors of SGC, and PHI shall not be responsible in any manner for their compensation or for


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withholding of federal or state income taxes in connection with their employment or engagement. To the extent that any such persons must be licensed or approved by the gaming authorities in the State of Nevada, PHI shall bear the expense of obtaining such regulatory approvals, and SGC shall cooperate fully in order to obtain all necessary regulatory approvals.

      1.5 SGC shall, to the extent feasible, perform the Management Services at its facilities situated in the State of Nevada. Upon the request of SGC, PHI shall make available its officers, employees, books and records as may be necessary for SGC to perform the Management Services. To the extent practicable, such persons and documents shall be made available to SGC at its facilities in the State of Nevada.

      2. LICENSE OF TRADEMARKS, ETC. SGC hereby grants to PHI a nonexclusive license (the "License") to use each of SGC's trademarks, service marks, trade names, and logos in the operation of PHI's business. SGC shall have the right to control the nature and quality of the goods and services in connection with which said trademarks, service marks, trade names, and logos are used. Such use by PHI shall inure to the benefit of SGC.

      3. CONSIDERATION. In consideration of SGC's furnishing the Management Services and granting the License, PHI shall pay to SGC a management fee (the "Management Fee") as provided in this Section 3.1, and shall reimburse SGC for expenses as provided in Section 3.2. The Management Fee shall include a fixed payment of Eighty Three Thousand Three Hundred Thirty-Four Dollars ($83,334) per month for the period commencing upon the execution of this Agreement and ending on December 31, 1999 and then Six Three Thousand Three Hundred Thirty-Four Dollars ($63,334) per month for the period commencing on January 1, 2000 and continuing until the expiration or termination of this Agreement (each individually, the "Base Fee") plus a variable fee


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which shall be equal to Sixty Thousand Dollars ($60,000) for each full quarter following the execution of this Agreement, provided that PHI's EBITDA (which is defined as earnings before interest, taxes, depreciation, amortization, rent and the Base Fee) for the such relevant quarter is in excess of the same quarter of the prior fiscal year (individually the "Variable Fee"). The Base Fee shall be paid on a monthly basis, not later than ten (10) days after the end of each month during the term of this Agreement. The Variable Fee shall be paid on a quarterly basis, not later than forty-five (45) days after the end of PHI's first three fiscal quarters, and not later than sixty (60) days after the end of PHI's fourth fiscal quarter. The Variable Fee for the fourth fiscal quarter of each year shall be adjusted, as may be appropriate, for any underpayments or overpayments of Variable Fees during the prior three fiscal quarters. At the option of PHI, PHI may make prepayments of the Base Fee and/or Variable Fee to SGC, subject to subsequent adjustment. PHI shall not pay the Variable Fee during the occurrence and continuance of a Default or an Event of Default (as those terms are defined in that certain Indenture dated as of December 1, 1988 and entered into by and between Pioneer Finance Corp., a Nevada corporation, Sahara Casino Partners, L.P., and Security Pacific National Bank as trustee, as amended. The Base Fee and the Variable Fee shall hereinafter be collectively referred to herein as the "Management Fee."

      3.2 In addition to the Management Fee, SGC shall be entitled to be reimbursed by PHI for all out-of-pocket expenses incurred in connection with rendering the Management Services. However, such out-of-pocket expenses shall not include payments of salaries, bonuses, or other compensation to personnel or the cost of acquisition and maintenance of capital equipment, which expenses and costs shall be borne by SGC in accordance with Section 1.4 hereof; provided, however, that to the extent SGC (or any subsidiary of SGC) shall make available to PHI its corporate computer


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hardware or software, PHI shall be obligated to reimburse SGC for the portion of its total costs, both direct and indirect, associated with such equipment and software which are allocable to such use by or for the benefit of PHI.
All reimbursements pursuant to this Section 3.2 shall be made quarterly, at the same time as the Management Fee shall be paid.

4. TERM. This Agreement shall continue in effect unless and until terminated by either party upon not less than ninety (90) days' written notice to the other party.

5.    AMENDMENTS.

      5.1. This Agreement may be amended by an instrument in writing, approved by the Board of Directors of SGC and PHI and executed by the Chief Executive Officer or Chief Financial Officer of each of the parties.

      5.2. Notwithstanding anything herein to the contrary, the amount of the Management Fee set forth in Section 3.1 hereby may not be changed unless such amendment is approved by a majority of the independent members (if such exist) of the Board of Directors of both SGC and PHI.

6.    MISCELLANEOUS PROVISIONS.

      6.1 ASSIGNMENT. This Agreement may not be assigned by either party without the express written consent of the other party. SGC agrees that, so long as this Agreement shall remain in effect, it shall not enter into any merger, consolidation, or reorganization unless the entity surviving such transaction shall agree to be bound by this Agreement.

      6.2 NOTICES. Any and all notices or other communications required or permitted by this Agreement shall be effected by personal delivery in writing of such notice or, if by mail, five (5) days after such notice has been placed in the United States mail, postage prepaid, properly addressed as follows:


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                                      To SGC at:

                               4949 North Rancho Drive
                               Las Vegas, Nevada 89130

                                       To PHI:

                               4949 North Rancho Drive
                               Las Vegas, Nevada 89130

      6.3 GOVERNING LAW. This Agreement and its enforcement shall be governed by the laws of the State of Nevada as the same are applied to contracts executed or to be performed within such State.

      6.4 SEVERABILITY. In case any provision contained in this Agreement shall be held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of all remaining provisions shall not be in any way affected or impaired thereby.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective corporate names by an officer duly authorized, all as of the date first above written.

                                   SANTA FE GAMING CORPORATION,
                                   a Nevada corporation


                                   By: Paul W.  Lowden
--------------------------------   Its: President.  CEO
--------------------------------

                                   PIONEER HOTEL, INC.
                                   a Nevada corporation


                                   By: Thomas K.  Land
--------------------------------       Its: Senior Vice President,
                                             Chief Financial Officer
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